EXHIBIT 10.7

Third Amendment to the 2006 Non-Employee Director Equity Plan

The following paragraphs and sections of the 2006 Non-Employee Director Equity Plan has been amended, effective February 9, 2007, to read as follows:

(a)	The name of the Plan shall be Hibbett Sports, Inc. 2006 Non-Employee Director Equity Plan

(b)	The following definitions in Section 2 are replaced in their entirety as follows:

2.7 “Company” means Hibbett Sports, Inc., a Delaware corporation, and any successor thereto.

2.16 “Plan” means the Hibbett Sports, Inc. Non-Employee Director Equity Plan herein set forth, as amended from time to time.

(c)	The first sentence in Section 11 is replaced with the following:

The Plan became effective on June 1, 2006 following the approval of the shareholders of Hibbett Sporting Goods, Inc. on May 31, 2006.